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                                  EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into effective as of the close of business on the 31st day of October, 2003, by and between Automation, Manufacturing & Robotic Technologies, LLC, a Minnesota limited liability company ("Employer"), and Raymond Carriere ("Carriere").

                              W I T N E S S E T H :

WHEREAS, Employer and Carriere mutually desire to establish an employment arrangement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

                               EMPLOYMENT AND TERM

1.1. EMPLOYMENT. On the terms herein contained, Employer hereby employs Carriere as its President and Carriere hereby accepts such employment.

1.2. TERM. Except as otherwise provided in this Agreement, this Agreement shall be effective as of the date hereof and shall continue in full force and effect through December 31, 2006, and shall then terminate.

                                   ARTICLE 2.

                                  COMPENSATION

2.1. PRE-SIGNING BONUS. In consideration of past services rendered by Carriere, it is acknowledged that prior to the execution of this Agreement, Employer shall pay to Carriere a pre-signing bonus equal to Forty-Nine Thousand Five Hundred Fifty-One and 31/100 Dollars ($49,551.31).

2.2. ANNUAL SALARY. In exchange for the provision of services, Carriere shall be paid salary at an annual rate of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00), payable in accordance with the standard payroll practices of Employer.

2.3. NET SALES BONUS. As additional compensation, in exchange for the provision of services, Carriere shall be paid a bonus based upon the "Net Sales" of Employer in accordance with the following (the "Net Sales Bonus"):

         2.3.1. DEFINITIONS. For purposes of calculating the Net Sales Bonus, the following definitions shall apply:

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                  a)       ASE. "ASE" means Aero Systems Engineering, Inc., a
                           Minnesota corporation.

                  b) ASE ACCOUNTING POLICIES. "ASE Accounting Policies" means the internal accounting policies and procedures of ASE, where such internal policies and procedures are consistently applied with respect to ASE and Employer. ASE may, in its sole discretion, change its internal accounting policies and procedures so long as they remain in compliance with generally accepted accounting principles and are uniformly applied to ASE and Employer; provided, however, if such change shall materially impact the Net Sales calculations, there shall be an appropriate adjustment so that the Net Sales as calculated after such change shall be substantially the same as the Net Sales calculated prior to such change.

                  c) NET SALES. "Net Sales" for a given fiscal period (fiscal quarter or fiscal year, as the case may be) means the net revenues from product or services sales (in the ordinary course of business) of Employer for that fiscal period, calculated in accordance with generally accepted accounting principles and the ASE Accounting Policies, except that there shall not be a reserve for doubtful accounts and instead Net Sales for a given fiscal period shall be adjusted downward for uncollected receivables as provided in Section
                           2.3.5 below.

                  d) NET SALES - CARRIERE. "Net Sales - Carriere" for a given fiscal period means the Net Sales of Employer for that fiscal period where Carriere was the principal party responsible for Employer obtaining the sales.

                  e) NET SALES - OTHERS. "Net Sales - Others" for a given fiscal period means the Net Sales of Employer for that fiscal period where Carriere was not the principal party responsible for Employer obtaining the sales.

         2.3.2. APPLICABLE PERIODS. If and as provided in this Agreement, the Net Sales Bonus shall be paid to Carriere for fiscal year 2003, and for each of the fiscal quarters during calendar years 2004, 2005 and 2006, based upon the Net Sales of Employer for each such fiscal period.

         2.3.3. AMOUNT OF NET SALES BONUS. For a given fiscal period, the Net Sales Bonus to be paid by Employer to Carriere will be equal to the sum of the following:

                  a) 2% of the Net Sales - Carriere for that fiscal period; plus

                  b)       1% of the Net Sales - Others for that fiscal period.

         Notwithstanding anything contained in this Agreement to the contrary, whenever a given Net Sale includes a large equipment component so that the gross margin percentage for that sale transaction is materially less than the projected gross margin percentages indicated in the financial projections for Employer as made available to and reviewed by the board of governors of Employer as of the date of this Agreement, the parties commit to negotiate in good faith to agree upon an appropriate commission for that order; provided in no event will the commission percentage on Net Sales - Carriere be less than

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         1% and in no event will the commission percentage on Net Sales - Others be less than 0.5%.

         2.3.4. TERMS OF PAYMENT. Any Net Sales Bonus to be paid by Employer to Carriere shall be paid by no later than three (3) months following the end of each applicable fiscal period. For example, the Net Sales Bonus for calendar year 2003 shall be paid to Carriere by no later than March 31, 2004, and the Net Sales Bonus for the first fiscal quarter of calendar year 2004 shall be paid to Carriere by no later than June 30, 2004. With each payment, Employer shall include a summary of its calculations for the Net Sales Bonus. It is agreed and understood that payments of the Net Sales Bonus to Carriere may be subject to offset and payment to the "Buyers" in connection with an indemnification claim brought by the Buyers against Carriere under Article 6 of that certain Membership Interest Purchase Agreement, dated October 31, 2003, entered into by and among ASE, Carriere, Richard A. Hoel, Laurence E. Gamst and Edward J. Drenttel (the "Purchase Agreement").

         2.3.5.   ACCOUNTS RECEIVABLE.

                  a) UNCOLLECTED ACCOUNTS RECEIVABLE. Any accounts receivable of Employer resulting from sales occurring during a given fiscal period which are not collected within three (3) months following the end of such fiscal period shall be deemed uncollectible for the purpose of calculating the Net Sales Bonus to be paid to Carriere for the just completed fiscal period; provided, however, that any account receivable deemed uncollectible in accordance with the above for a given fiscal period which is subsequently collected shall increase the Net Sales in the fiscal period of collection to the extent that Net Sales were previously reduced as a result of the account receivable previously being deemed uncollectible. Additionally, for the fiscal quarter of Employer ending December 31, 2006, Carriere shall receive an additional Net Sales Bonus payment to the extent accounts receivable, relating to the Net Sales Bonus paid to Carriere for the fiscal quarter ending December 31, 2006 and deemed uncollectible in accordance with the above, are collected during the period from April 1, 2007 through June 30, 2007.

                  b) COLLECTION EFFORTS. Employer commits to utilize commercially reasonable efforts to collect all accounts receivable of Employer; provided, however, that this shall not require Employer to initiate any suit or other legal process or engage any collection agency as part of its collection efforts.

                  c) APPLICATION OF RECEIPTS. All sums received by Employer from an account receivable account debtor shall be applied by Employer to the oldest balance first for each such account debtor; provided, however, that (i) if the payment specifically references an invoice, the payment shall be applied to that invoice, (ii) if the account debtor contests an invoice, the payment shall not be applied to that invoice unless the account debtor specifically requests that the payment be applied to such invoice, and (iii) if the amount of the payment matches up with the amount of a given

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                           invoice, the payment shall be applied to that
                           invoice. Employer shall attempt to give Carriere reasonable notice of any contested invoice.

2.4. BENEFITS. As additional compensation, in exchange for the provision of services, Carriere shall receive, to the extent eligible, those same employee benefits as are provided generally by Employer to other similarly situated employees. It is understood that Employer may make changes to any such employee benefits at its discretion, including the discontinuance of any such benefits, so long as similar changes are made with respect to the employee benefits provided to other similarly situated employees.

2.5. VACATION. Carriere shall be entitled to four (4) weeks paid vacation per year.

                                   ARTICLE 3.

                               DUTIES OF CARRIERE

3.1. SERVICES. Carriere shall perform those duties and obligations as are charged to Carriere by the Board of Governors of Employer, and will comply with the policies adopted by the Board of Governors of Employer, as the same may be determined from time to time; provided, however, it is expected that the duties assigned to Carriere shall include the duties as described on attached Exhibit A.

3.2. TIME AND EFFORT. Carriere shall devote his full time and effort to the business of Employer. Carriere shall perform the duties and obligations required of Carriere hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may reasonably require.

3.3. ARTICLES AND BYLAWS. Carriere shall act in accordance with and so as to abide by the Articles of Incorporation and Bylaws of Employer.

                                   ARTICLE 4.

                                   TERMINATION

4.1. TERMINATION FOR CAUSE. Employer shall have the right to terminate the employment of Carriere upon the occurrence of any of the following events and any such termination shall be considered "For Cause":

         4.1.1. Carriere shall breach or otherwise fail to perform any of his material employment duties (other than as a result of his physical or mental impairment, which shall be covered under Section 4.4 below) and such breach or failure shall continue uncured for a period of thirty
         (30) days following receipt of written notice thereof from Employer (provided if such breach or failure is not reasonably capable of being cured within the 30-day cure period, the length of the cure period will be extended for up to an additional thirty days provided Carriere continuously throughout the cure period takes all action reasonably required to remedy the breach);

         4.1.2. Carriere shall engage in any act constituting gross misconduct such as theft, embezzlement, fraud or material dishonesty, a judicial determination shall be made that Carriere has engaged in sexual harassment (or Employer shall have made a substantial

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         payment to settle a claim of sexual harassment against Carriere), or
         Carriere shall engage in misconduct involving moral turpitude (but specifically excluding a breach of or failure to perform employment duties under this Agreement, which shall be governed by Section 4.1.1 above) which relates or is connected to Carriere's employment with Employer; or

         4.1.3. Carriere shall be convicted of, or shall plead guilty or nolo contendere to, a felony (whether related or unrelated to Carriere's employment with Employer).

Where the employment of Carriere is terminated pursuant to this Section 4.1, such termination shall be effective upon delivery of notice thereof to Carriere (except in the case of Section 4.1.1, where termination shall only be effective if not remedied within thirty (30) days as provided therein) and the effect of such termination shall be as indicated in Section 4.5 below.

4.2. TERMINATION WITHOUT CAUSE. Employer shall additionally have the right to terminate the employment of Carriere other than "For Cause" upon delivery of written notice thereof to Carriere. Where the employment of Carriere is terminated pursuant to this Section 4.2, such termination shall be effective as of the date indicated in the termination notice (it being acknowledged that such termination may be effective immediately on the date of the notice) and the effect of such termination shall be as indicated in Section 4.5 below.

4.3. VOLUNTARY TERMINATION BY CARRIERE. Carriere shall have the right to terminate his employment with Employer at any time upon delivery of at least six
(6) weeks' written notice thereof to Employer. Where the employment of Carriere is terminated pursuant to this Section 4.3, such termination shall be effective on the date indicated in the termination notice (provided, upon receipt of such notice from Carriere, Employer shall have the right to require that Carriere's employment be terminated effective as of any date prior to the effective date indicated in such notice) and the effect of such termination shall be as provided in Section 4.5 below.

4.4. DEATH OR DISABILITY. The employment of Carriere shall additionally and automatically terminate upon the death of Carriere or upon Carriere otherwise becoming unable to perform his employment duties as the result of physical or mental impairment for an aggregate of 180 days in any period of 360 consecutive days. Where the employment of Carriere is terminated pursuant to this Section 4.4., such termination shall be effective upon the date of such death or disability of Carriere and the effect of such termination shall be as provided in Section 4.5 below.

4.5. EFFECT OF TERMINATION. The effect of any termination of Carriere's employment with Employer pursuant to this Agreement shall be as follows:

         4.5.1.   SALARY. If Carriere's employment is terminated pursuant to
         Section 4.1 (For Cause), Section 4.3 (Voluntary) or Section 4.4 (Death or Disability), Carriere shall receive payment of his Section 2.2 salary prorated through the effective date of such termination. If Carriere's employment is terminated pursuant to Section 4.2 (Without Cause), Carriere shall continue to receive the full amount of his
         Section 2.2 salary through December 31, 2006 in the same manner as if his employment had not been terminated.

         4.5.2. NET SALES BONUS. If Carriere's employment is terminated pursuant to Section 4.1 (For Cause), Section 4.3 (Voluntary) or Section
         4.4 (Death or Disability), he shall receive

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         payment of the Net Sales Bonus based upon Net Sales occurring on or prior to the effective date of his termination of employment with Employer, payable in accordance with Section 2.3 above. If Carriere's employment is terminated pursuant to Section 4.2 (Without Cause), Carriere shall continue to receive the full amount of the Net Sales Bonus in the same manner as if his employment had not been terminated.

         4.5.3. EMPLOYEE BENEFITS. Upon the termination of Carriere's employment with Employer for any reason, whether voluntary or involuntary, for cause or without cause, all other employee benefits provided by Employer to Carriere will terminate effective as of the effective date of such termination of employment, subject to COBRA rights; provided, however, that any accrued benefits of Carriere under any employee benefit plans and any rights he may have under the Member Control Agreement of Employer shall be unaffected by such termination.

It is understood that the payments to be made to Carriere as provided above where his employment has been terminated pursuant to Section 4.2 (Without Cause) shall only be required to be made if Carriere first delivers to Employer a release pursuant to which he releases Employer and ASE from all claims other than claims relating to his right to receive the payments as provided above and the right to receive additional payments of purchase price under the Purchase Agreement.

4.6. SURVIVING RIGHTS. Notwithstanding the termination of Carriere's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination, and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

                                   ARTICLE 5.

                              EMPLOYMENT COVENANTS

5.1. CONFIDENTIALITY. Carriere agrees that he shall not, during his employment or thereafter, make use of, divulge or otherwise disclose, directly or indirectly, any confidential information, trade secrets or business secrets (including, without limitation, any customer lists, records, manuals or financial information of ASE, Employer or any of their affiliates together with any strategies or policies of ASE, Employer or any of their affiliates) which Carriere may have learned from ASE, Employer or any of their affiliates, whether as a result of his employment or otherwise, except to the extent such disclosure is necessary for his performance under this Agreement or if the information has otherwise become publicly available through no fault of his.

5.2. COVENANT NOT TO COMPETE. Carriere shall not, until two (2) years following the termination of Carriere's employment with Employer, ASE and their successors and affiliates, anywhere within North America (and any other continent in which Employer has performed services or sold product within the 12 months preceding the termination of Carriere's employment), either directly or indirectly:

         5.2.1. Own, manage, finance, operate or control, or participate in the ownership, management, financing, operation or control of, or be employed by, or act as consultant or advisor to, or be connected in any manner with, any corporation, partnership, person, firm or other business that is engaged in (a) a business substantially similar to or

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         otherwise competitive with the current business of Employer, (b) a business substantially similar to or otherwise competitive with the business engaged in by Employer at the time of the termination of Carriere's employment or (c) a business of purchasing, selling or leasing robotics, providing services relating to the integration of robotics, or providing services relating to the development and integration of related software (collectively, the "AMR Tec Business");

         5.2.2. Call upon, solicit, divert or attempt to take away or continue any business relationship with any customers or business of ASE or Employer for the purpose of selling any product or service competitive to ASE or Employer; or

         5.2.3. Induce or attempt to induce any employee, agent or contractor of or consultant to ASE or Employer or their affiliates to do any of the foregoing or to discontinue such person's association with ASE or Employer or their affiliates.

5.3. REMEDIES. Carriere agrees and understands that any breach of the covenants or agreements set forth in this Article 5 will cause ASE and Employer irreparable harm for which there is no adequate remedy of law and, in addition to whatever rights ASE and Employer may otherwise have under applicable law, Carriere consents to the issuance of an injunction in favor of ASE and Employer enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of their scope or duration or the subject matter covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and subject matter to the extent that allows the maximum scope, duration and subject matter permitted by applicable law.

5.4. DISCLOSURE AND ASSIGNMENT OF PROPRIETARY RIGHTS. Carriere shall promptly disclose to Employer in writing all inventions, works of authorship, technologies, processes, designs, products, modifications and improvements and similar items that relate to ASE, Employer or either of their respective businesses which are conceived, made, discovered, written or created by Carriere, either alone or jointly with another person, group or entity, during the term of this Agreement and all continuations or extensions thereof. Carriere hereby assigns all rights to all such items to ASE and Employer. Carriere agrees to execute all documents, take all actions and supply all information that ASE or Employer considers necessary or desirable in order to transfer or record the transfer of Carriere's entire right, title and interest in and to such items to ASE and/or Employer and in order to enable ASE and Employer to obtain exclusive patent, copyright or other legal protection for such items.

5.5. DOCUMENTS AND TANGIBLE PROPERTY. All documents or other tangible property relating in any way to the business of ASE and/or Employer which are conceived of or generated by Carriere or come into Carriere's possession during his employment by Employer shall be and remain the exclusive property of Employer and Carriere agrees to return all such documents and tangible property to Employer on termination of his employment or at such earlier time as Employer may reasonably request him to do so.

                                   ARTICLE 6.

GENERAL PROVISIONS

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6.1.     NOTICES. All notices, requests and other communications shall be in writing and, except as otherwise provided herein, shall be considered to have been delivered (i) on the date of delivery if personally delivered, (ii) on the first business day after the date of its mailing if sent by reputable overnight courier addressed to the proper party at its address as set forth below, and
(iii) on the second business day after the date of its mailing if sent by United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

         6.1.1.   If to Employer, to:   Automation, Manufacturing & Robotic
                                        Technologies, LLC
                                        c/o Aero Systems Engineering, Inc.
                                        358 East Fillmore Avenue
                                        St. Paul, Minnesota 55107
                                        Attn: President of Aero Systems
                                        Engineering, Inc.

                                        With a copy to:

                                        Winthrop & Weinstine, P.A.
                                        225 South Sixth Street, Suite 3500
                                        Minneapolis, Minnesota 55402
                                        Attn: Mark T. Johnson

         6.1.2.   If to Carriere, to:   Raymond Carriere
                                        2333 Waters Drive
                                        Mendota Heights, MN  55120

                                        With a copy to:

                                        Best & Flanagan LLP
                                        225 South Sixth Street, Suite 4000
                                        Minneapolis, Minnesota 55402
                                        Attn: Scott Moen

6.2. WAIVER, MODIFICATION OR AMENDMENT. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect, or impair any right arising from, any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as hereinbefore set forth.

6.3. SECTION HEADINGS. Section headings as to the content of particular sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

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6.4.     ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto concerning the employment of Carriere by Employer and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

6.5. INTERPRETATION AND SEVERANCE. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purpose and intent of the parties hereto, but if for any reason a provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and replaced by another provision which, being valid and enforceable, most closely represents the original intentions of the parties, and the Agreement as so modified shall be carried out with the same force and effect as if the severed and replaced provision or part thereof had not been a part of this Agreement.

6.6. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

6.7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

6.8. SURVIVAL. The parties acknowledge and agree that certain provisions of this Agreement which by their express or implied terms extend beyond the termination of Carriere's employment hereunder or beyond the termination of this Agreement shall continue in full force and effect notwithstanding Carriere's termination of employment or the termination of this Agreement.

6.9. ATTORNEYS' FEES AND COSTS. In the event that either party prevails in legal action against the other arising under or relating to this Agreement, the prevailing party shall be entitled to recover from the other party all of its costs and expenses, including, without limitation, reasonable attorneys' fees.

6.10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns; provided, however, that the obligations of Carriere under this Agreement are personal to him and, as a consequence, Carriere may not assign or otherwise transfer any of his obligations under this Agreement; and provided further, however, that it is agreed Employer may assign all of its rights and obligations under this Agreement to an affiliate of Employer so long as Employer remains liable to pay all amounts otherwise required to be paid by Employer to Carriere under this Agreement.

6.11 ARBITRATION. In the event of a dispute hereunder which cannot be resolved by the parties among themselves, such dispute shall be settled by one arbitrator selected in accordance with the Rules of the American Arbitration Association and judgment on the award rendered pursuant to such arbitration may be entered in any court or tribunal of competent jurisdiction. The parties hereby agree that all arbitrations occurring under this Agreement shall be held in Minneapolis, Minnesota. Notwithstanding the above, nothing contained herein shall limit or restrict a party's ability to seek injunctive relief for a breach or threatened breach of this Agreement in any court of competent jurisdiction.

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[SIGNATURE PAGE TO THAT CERTAIN EMPLOYMENT AGREEMENT, DATED OCTOBER 31, 2003.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:                                           CARRIERE:

Automation, Manufacturing & Robotic
Technologies, LLC                                       /s/ Raymond Carriere
                                                    ----------------------------
                                                    Raymond Carriere

By: /s/ Steven R. Hedberg
   -----------------------------------------
   Steven R. Hedberg, Chief Financial Officer

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